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                                                                    EXHIBIT (99)
                                                               TO 1993 FORM 10-K



                          DESCRIPTION OF COMMON STOCK

             (Filed for the Purpose of Updating the Description of Common Stock of Northern Trust Corporation Previously Registered under the Securities Exchange Act of 1934)

GENERAL

          Northern Trust Corporation (the "Corporation") is authorized to issue 140,000,000 shares of Common Stock with a par value of $1.66-2/3 per share ("Common Stock"). As of February 28, 1994, there were 53,337,983 shares of Common Stock outstanding. Holders of Common Stock have no preemptive rights to subscribe for additional shares.

          Subject to the preferential rights of the holders of the Corporation's preferred stock, holders of Common Stock are entitled to receive, out of the funds legally available therefor, such dividends as may be declared from time to time by the Board of Directors. In the event of the liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock, holders of Common Stock are entitled to receive all the remaining assets of the Corporation, divided ratably in proportion to the number of shares held by each.

          The holders of Common Stock have one vote for each share held by them and are entitled to cumulative voting in the election of directors. The voting rights of the holders of Common Stock are qualified, however, by the voting rights of the holders of the Corporation's preferred stock, in the following circumstances:

            (i) the holders of 66 2/3% of the preferred stock must approve as a class any amendment to the Corporation's Certificate of Incorporation that would adversely affect the powers, preferences, rights or privileges of the preferred stock (provided that, if such an amendment would adversely affect only one or more, but not all, series of preferred stock, then only the series so affected would be entitled to the above-described vote);

           (ii) the holders of 66 2/3% of the preferred stock must approve as a class the creation, authorization, or issuance of any shares of stock of the Corporation (or obligation or security convertible into or evidencing the right to purchase such shares) ranking prior to the preferred stock as to dividends or upon liquidation, or any reclassification of authorized stock into such prior shares;

          (iii) in the event that at the time of any annual meeting of stockholders for the election of directors there shall exist a default in payment of a specified number of dividends (generally six quarterly dividends or dividends payable over at least 540 days), the number of directors on the Corporation's Board of Directors shall be increased by two (2), and the holders of preferred stock, voting as a class and to the exclusion of the holders of Common Stock, shall have the right to elect two directors to fill such vacancies to serve full terms, and such voting rights shall continue until there are no dividends in arrears upon the preferred stock.

          Shares of Common Stock are not subject to redemption. The oustanding shares of Common Stock are fully paid and nonassessable.

          Harris Trust and Savings Bank, Chicago, Illinois is the transfer agent, registrar and dividend disbursing agent for the Common Stock.

PREFERRED STOCK PURCHASE RIGHTS.

          In 1989, the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") on each outstanding share of Common Stock to the stockholders of record on October 31, 1989. Initially, each Right entitled stockholders to purchase from the Corporation one one-hundredth of a share of a newly authorized Junior Preferred Stock at an exercise price of $250, subject to adjustment. As a result of the two-for-one stock split on May 1, 1990 and a three-for-two stock split on December 9, 1992, each Right will be exercisable for one-third of one-hundredth of a share (a "Unit") of Junior Preferred Stock at an exercise price of $83.33 per Unit. The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 17, 1989, between the Corporation and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), which was filed as Exhibit 1 to the Corporation's Report on Form 8-A dated October 30, 1989, and is hereby incorporated by reference. The following summary of the Rights Agreement is subject to, and qualified in its entirety by, the Rights Agreement.
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          The Rights currently attach to all Common Stock certificates representing shares outstanding, and no separate Rights certificates have been distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 20 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 20 days following the commencement of, or first public announcement of the intent of any person to commence, a tender offer or exchange offer that would result in a person or group beneficially owning 25% or more of such outstanding shares of Common Stock.

          Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates (including Common Stock certificates issued upon conversion of certain Preferred Stock of the Corporation (the "Convertible Preferred Stock") into Common Stock) and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates (including Common Stock certificates issued upon conversion of the Convertible Preferred Stock) will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

          The Rights are not exercisable until after the Distribution Date and will expire at the close of business on October 31, 1999, unless earlier redeemed.

          As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date (including shares of Common Stock issued upon conversion of Convertible Preferred Stock) will be issued with Rights.

          In the event that (i) an Acquiring Person shall merge into or otherwise combine with the Corporation, the Corporation shall be the continuing or surviving corporation, and the Common Stock shall remain outstanding and shall not be changed or exchanged, (ii) an Acquiring Person shall engage in certain self-dealing transactions with the Corporation, (iii) any reclassification, recapitalization, merger or consolidation of the Corporation with any of its subsidiaries, or any other transaction or series of transactions with the Corporation or its subsidiaries occurs that would have the effect of increasing by more than 1% the proportionate share of the outstanding securities of the Corporation or any of its subsidiaries owned by the Acquiring Person or it affiliates or associates, or (iv) a person becomes the beneficial owner of 25% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which at least a majority of the members of the Board of Directors who are not officers of the Corporation and who are not representatives, nominees, affiliates or associates of an Acquiring Person determines to be fair to and otherwise in the best interests of the Corporation and its stockholders), then each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Corporation) having a current market value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, the Rights are not

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exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Corporation as set forth below.

          In the event that, at any time following the Stock Acquisition Date,
(i) the Corporation is acquired in a merger or other business combination transaction in which the Corporation is not the surviving corporation (other than a merger which follows an offer described in subparagraph (iv) of the preceding paragraph), (ii) any person shall consolidate with, or merge with or into, the Corporation, and the Corporation shall be the surviving corporation (other than a merger which follows an offer described in subparagraph (iv) of the preceding paragraph) and, in connection therewith, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) more than 50% of the Corporation's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a current market value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

          The purchase price payable, and the number of Units of the Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of (i) a stock dividend on, or a subdivision, combination or consolidation of, the Junior Preferred Stock or the Common Stock, or (ii) a reclassification or recapitalization of the Junior Preferred Stock or the Common Stock into another class of capital stock (including any such reclassification or recapitalization in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation).

          No adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock on the last trading date prior to the date of exercise.

          In general, at any time until 20 days following the Stock Acquisition Date, the Corporation may redeem the Rights in whole, but not in part, at a price of $.01 per Right. After the redemption period has expired, the Corporation's right of redemption may be reinstated if an Acquiring Person reduces his or her beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Corporation. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends.

          Except as provided below, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Corporation prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. Either before or after the Distribution Date, the provisions of the

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Agreement relating to the principal economic terms of the Rights may only be amended in certain limited circumstances.

          In connection with the Rights Agreement, 350,000 shares of Junior Preferred Stock have been authorized and reserved. No shares of the Junior Preferred Stock are outstanding. The Junior Preferred Stock ranks senior to the Common Stock and is junior to any other series of the Corporation's preferred stock with respect to payment of dividends and distributions of assets upon liquidation.

          The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Corporation in a manner defined as a Triggering Event unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of Common Stock and other voting securities at a fair price and otherwise in the best interests of the Corporation and its stockholders as determined by the Board of Directors or affect any prospective offeror willing to negotiate with the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time prior to the close of business on the twentieth day after the Stock Acquisition Date, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right.



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